Exhibit 99

FOR IMMEDIATE RELEASE	Stock Symbol: PBNY
April 25, 2008	Traded on NASDAQ Global Select Market

PROVIDENT BANK CONTACT:

Paul A. Maisch, EVP & Chief Financial Officer

Miranda Grimm, VP & Controller

845.369.8040

PROVIDENT NEW YORK BANCORP REPORTS SECOND QUARTER RESULTS 18%

INCREASE IN QUARTERLY EPS.

MONTEBELLO, NY – April 25, 2008 – Provident New York Bancorp (Nasdaq-Global Select Market: PBNY), the parent company of Provident Bank today announced second quarter results for the fiscal year ending September 30, 2008. Net income for the quarter was $5.1 million, or $0.13 per diluted share, compared to net income of $4.4 million, or $0.11 per diluted share for the second quarter of fiscal 2007. On a year-to-date basis net income was $11.0 million, or $0.28 per diluted share for fiscal 2008, an increase of 21.4% and 27.3% respectively over the same period for fiscal 2007.

Highlights for the quarter include:

•

Net interest margin on a fully tax equivalent basis was 3.89% for the second quarter of fiscal 2008, as compared to 3.50% for the second quarter of fiscal 2007 and 3.74% for the linked quarter ended December 31, 2007.

•	The Company experienced deposit growth over both fiscal year end 2007 and the first quarter of fiscal 2008.

•	Expense control has held increases to non-interest expense under 2% on a quarterly comparison, and as a result the efficiency ratio continues to improve from 73.2% in March 2007 to 65.3%.

•	Net charge-offs for the quarter were $1.9 million and the provision for loan losses was $3.0 million as the Company experienced a slowing of loan payments, mainly from the small business sector.

•	The Company realized net gains on the sale of available for sale securities of $1.0 million.

•	The Company repurchased a total of 147,514 shares at a cost of $1.9 million under its current stock repurchase program.

President’s Comments

George Strayton, President and CEO commented: “I am pleased to report that earnings per share increased 18% on a quarter-to-quarter basis and 27% on a year-to-date basis despite taking steps to increase our loan loss reserves by $1.0 million after charge-offs of $1.9 million for the quarter. The additional provisions taken and level of charge-offs reflect a more aggressive approach to credit risk management in a slowing economy. Net interest margin, a principal driver of earnings, was up 6.5% on a year-to-year basis, even after the increased loan loss provisions. This reflects our core margin growth and earnings strength in the current interest rate environment. During the quarter, we, increased municipal deposit transaction accounts by 77%, commercial and industrial loans by 4% and operating expense by 1.9%.”

Provident New York Bancorp Press Release cont.	2

Net Interest Income and Margin

Second quarter of fiscal 2008 compared with second quarter of fiscal 2007

Net interest income was $23.2 million for the second quarter of fiscal 2008, a $2.8 million increase from the same quarter of fiscal 2007. The net interest margin on a tax equivalent basis was 3.89% for the second quarter of fiscal 2008, compared to 3.50% for the prior year’s second quarter. Due to decreases in the federal funds target rate and the prime rate, the yield on loan balances declined 48 basis points. For the same period, the cost of interest bearing liabilities decreased 57 basis points to 2.82%. The tax equivalent yield on investments increased 39 basis points compared to the same quarter in 2007.

Second quarter fiscal 2008 compared with linked quarter ended December 31, 2007

Net interest income increased $867,000 from the quarter ended December 31, 2007. The net interest margin increased 15 basis points from 3.74% for the quarter ended December 31, 2007. As a result of the recent reductions in the federal funds target rate, the yield on average interest earning assets decreased by 22 basis points compared to the quarter ended December 31, 2007. The cost of average interest bearing liabilities decreased 45 basis points from the quarter ended December 31, 2007.

Year-to-date comparison fiscal 2008 to fiscal 2007

On a year-to-date basis net interest income increased $5.5 million for the six-month period ended March 31, 2008 as compared to the same period in 2007 with the tax equivalent net interest margin increasing from 3.39% to 3.82%.

Non-Interest Income

Second quarter of fiscal 2008 compared with second quarter of fiscal 2007

Non-interest income increased $848,000 compared to the second quarter of fiscal 2007. Deposit service charges and fees increased $277,000, or 9.9%, partially offsetting a decline in title insurance fees associated with a lower level of residential mortgage loan originations. Fiscal 2007 also included $295,000 in income related to student loan originations, a business the Company exited in March 2007. The Company recorded $961,000 in net security gains for the second quarter of 2008, compared to $4,000 for the same quarter in 2007.

Second quarter fiscal 2008 compared with linked quarter ended December 31, 2007

Non-interest income increased $794,000 mainly due to an increase in deposit service charges and the aforementioned net securities gain, partially offset by lower title insurance fees.

Year-to-date comparison fiscal 2008 to fiscal 2007

Non-interest income increased 7.8% compared to the same period in 2007. The largest increases were seen in deposit fees and service charges and gain on sale of securities categories. Declines were seen in title insurance fees, bank owned life insurance, which was affected in the comparison by a death benefit received in 2007 and other income, which was affected by a sale of premises and income from student loan originations in fiscal 2007.

Non-Interest Expense

Second quarter of fiscal 2008 compared with second quarter of fiscal 2007

Non-interest expense increased $353,000 or 1.9% over the second quarter of fiscal 2007 mainly in the area of compensation and benefits, which included increases in 401K benefits, employee related insurance, additional employees to emphasize new business lines and performance increases for the second quarter of 2008 and occupancy expense. These increases were offset by decreases in stock-based compensation primarily due to the expiration of the Company’s first step ESOP in fiscal 2007 and professional fees.

Provident New York Bancorp Press Release cont.	3

Second quarter fiscal 2008 compared with linked quarter ended December 31, 2007

On a quarter-to-quarter basis non-interest expense increased $802,000, or 4.4%, mainly due to compensation and benefits, annual merit increases and seasonal adjustments in accounting for vacation pay, occupancy and office operations and data processing expense due to increased telecommunication costs. Office operations were affected by costs of $215,000 associated with the closing of our Bardonia office, which is expected to generate cost savings in future periods.

Year-to-date comparison fiscal 2008 to fiscal 2007

Non-interest expense increased by $551,000, or 1.5%, over year-to-date 2007 primarily in the areas of compensation and benefits and occupancy expense from indexed increases in rental costs and costs associated with the Bardonia office closing of $325,000. Mostly offsetting these increases were declines in stock-based compensation, due to the maturity of the first step ESOP loan, professional fees and amortization of intangible assets.

Income Taxes

The company’s effective tax rate was 28.1% for the second quarter of fiscal 2008, compared to 30.8% for the same period last year. This decrease was due to increased investment in tax-exempt securities as compared to the prior period and the expiration of the first step ESOP which was primarily non-deductible expense. The Company’s effective tax rate for the linked quarter ended December 31, 2007 was 30.7%. The effective tax rate for year-to-date 2008 was 29.5% compared to 29.4% for fiscal 2007.

Key Balance Sheet Changes at March 31, 2008 vs. September 30, 2007

•	Gross loans grew $15.6 million to $1.7 billion, largely due to a 1.1% increase in commercial loans and a 1.0% increase in Residential mortgage loans.

•	Securities increased $4.8 million to $837.3 million, due to increases in the market valuation of available for sale securities.

•

Period end deposits increased $8.4 million at March 31, 2008 as compared to September 30, 2007, primarily due to increases in business and municipal categories, as deposits moved into lower-yielding accounts, which in turn has benefited net interest income.

Capital

Capital increased over September 30, 2007 levels due to increases in the Company’s net income after dividends and unrealized gain on the securities portfolio, more than offsetting purchases of treasury stock. Treasury stock repurchases during the second quarter of fiscal 2008 totaled 147,514 shares and 1,264,314 shares fiscal year-to-date, at a cost of $1.9 million and $5.9 million, respectively. As of March 31, 2008, approximately 1,472,000 shares remain available for repurchase under the Company’s current stock repurchase program.

Credit Quality

The provision for loan loss was $3.0 million for the quarter ending March 31, 2008, compared to $400,000 for the quarter ending March 31, 2007, and $3.7 million and $800,000 for the six-month periods ended March 31, 2008 and 2007 respectively. Net charge offs were $1.9 million and $401,000 for the quarters ending March 31, 2008 and 2007, respectively, and $2.7 million and $738,000 for the six-month periods ending March 31, 2008 and 2007, respectively. During the quarter, net charge-offs increased to $1.9 million, or 46 basis points of average loans outstanding, from $764,000 in the linked quarter, which was 19 basis points of average loans outstanding. Net charge-offs were $401,000, or 10 basis points of average loans outstanding for the second quarter of fiscal

Provident New York Bancorp Press Release cont.	4

2007. The primary cause of increased losses was the performance of the credit-scored small business loan portfolio, reflecting weakened economic conditions. Net charge-offs for the quarter for this portfolio were $1.1 million of the approximately $100 million of the average small business loans outstanding. The remainder of the charge-offs resulted from analysis of individual commercial impaired loans, while residential and consumer loan portfolios did not account for a significant portion of losses. In light of weaker economic conditions and recent loss experience in the portfolios, we increased the provision for loan losses for the quarter ended March 31, 2008 to $3 million, which is $1.1 million in excess of the net charge-offs for the quarter. This compares to provision for loan losses of $700,000, for the prior linked quarter, and $400,000 for the quarter ended March 31, 2007. Non-performing assets increased $6.3 million from September 30, 2007 and $4.2 million from December 31, 2007, primarily due to deterioration in credit quality seen in the commercial sector of the Company’s loan portfolio. Our asset coverage ratios remain strong at March 31, 2008 with our ratio of allowance to total loans at 1.29% and 158% of non-performing loans.

Note:

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Headquartered in Montebello, New York, Provident Bank is an independent full-service community bank. Provident Bank operates 33 branches that serve the Hudson Valley region and Bergen County, New Jersey. The bank offers a complete line of commercial, retail and investment management and trust services. Visit the Provident Bank web site at www.providentbanking.com.

Provident New York Bancorp Press Release cont.	5

Provident New York Bancorp and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(unaudited, in thousands, except share and per share data)

	March 31, 2008	September 30, 2007
Assets:
Cash and due from banks	$44,627	$47,291
Total securities	837,268	832,443
Loans:
One- to four-family residential mortgage loans	505,727	500,825
Commercial real estate, commercial business and construction loans	905,425	895,233
Consumer loans	242,486	242,000

Total loans, gross	1,653,638	1,638,058
Allowance for loan losses	(21,413)	(20,389)

Total loans, net	1,632,225	1,617,669
Federal Home Loan Bank stock, at cost	32,953	32,801
Premises and equipment, net	33,504	30,079
Goodwill	161,214	161,154
Other amortizable intangibles	9,633	11,041
Bank owned life insurance	41,680	40,818
Other assets	30,402	28,803

Total assets	$2,823,506	$2,802,099

Liabilities:
Deposits
Demand deposits	$369,165	$377,393
NOW deposits	158,978	148,875

Total transaction accounts	528,143	526,268
Savings	341,210	346,430
Money market deposits	300,836	277,793
Certificates of deposit	551,912	563,193

Total deposits	1,722,101	1,713,684
Borrowings	664,115	661,242
Mortgage escrow funds and other	29,127	22,084

Total liabilities	2,415,343	2,397,010
Stockholders’ equity	408,163	405,089

Total liabilities and stockholders’ equity	$2,823,506	$2,802,099

Shares of common stock outstanding at period end	40,086,491	41,230,618
Book value per share	$10.18	$9.82

Provident New York Bancorp Press Release cont.	6

Provident New York Bancorp and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(unaudited, in thousands, except share and per share data)

	Quarter Ended March 31,		Quarter Ended December 31, 2007	Year to Date Ended March 31,
	2008	2007		2008	2007
Interest and dividend income:
Loans and loan fees	$26,840	$26,663	$28,631	$55,471	$52,951
Securities	9,799	9,974	9,550	19,349	20,474
Other earning assets	726	628	664	1,390	1,179

	37,365	37,265	38,845	76,210	74,604
Interest expense:
Deposits	7,785	8,829	8,923	16,708	17,963
Borrowings	6,339	7,968	7,548	13,887	16,478

Total interest expense	14,124	16,797	16,471	30,595	34,441

Net interest income	23,241	20,468	22,374	45,615	40,163
Provision for loan losses	3,000	400	700	3,700	800

Net interest income after provision for loan losses	20,241	20,068	21,674	41,915	39,363

Non-interest income:
Deposit fees and service charges	3,061	2,784	3,022	6,083	5,630
Net gain on sales of securities	961	4	0	961	4
Title insurance fees	76	281	269	345	547
Bank owned life insurance	428	407	434	862	1,181
Investment management fees	729	726	763	1,492	1,348
Other	498	703	471	969	1,230

Total non-interest income	5,753	4,905	4,959	10,712	9,940

Non-interest expense:
Compensation and benefits	9,061	8,142	8,630	17,691	15,951
Stock-based compensation plans	924	1,477	996	1,920	2,853
Occupancy and office operations	3,294	3,011	2,925	6,219	5,844
Advertising and promotion	828	874	867	1,695	1,757
Professional fees	892	1,079	883	1,775	2,068
Data and check processing	694	639	573	1,267	1,291
Amortization of intangible assets	662	774	690	1,352	1,577
ATM/debit card expense	455	451	501	956	894
Other	2,114	2,124	2,057	4,171	4,260

Total non-interest expense	18,924	18,571	18,122	37,046	36,495

Income before income tax expense	7,070	6,402	8,511	15,581	12,808
Income tax expense	1,987	1,970	2,617	4,604	3,765

Net income	$5,083	$4,432	$5,894	$10,977	$9,043

Per common share:

Basic earnings	$0.13	$0.11	$0.15	$0.28	$0.22
Diluted earnings	0.13	0.11	0.15	0.28	0.22
Dividends declared	0.06	0.05	0.06	0.12	0.10

Weighted average common shares:
Basic	38,847,528	41,144,852	39,469,995	39,160,462	41,156,998
Diluted	39,225,319	41,671,701	39,805,026	39,545,316	41,705,300

Provident New York Bancorp Press Release cont.	7

Selected Financial Condition Data:

(in thousands except share and per share data)

	Three Months Ended
	03/31/08	12/31/07	09/30/07	06/30/07	03/31/07
	(In thousands)
End of Period
Total assets	$2,823,506	2,799,342	$2,802,099	$2,782,801	$2,801,365
Loans, gross (1)	1,653,638	1,655,437	1,638,058	1,613,841	1,560,393
Securities available for sale	801,784	780,714	794,997	794,949	844,271
Securities held to maturity	35,484	35,573	37,446	41,416	52,080
Bank owned life insurance	41,680	41,252	40,818	40,387	39,954
Goodwill	161,214	161,154	161,154	161,154	159,813
Other amortizable intangibles	9,633	10,324	11,041	11,782	12,556
Other non-earning assets	63,906	58,033	57,282	67,115	72,987
Deposits	1,722,101	1,672,538	1,713,684	1,748,827	1,740,305
Borrowings	664,115	686,508	661,242	595,411	618,643
Equity	408,163	401,923	405,089	402,318	412,638

Average Balances
Total assets	$2,813,448	2,780,360	$2,783,640	$2,779,780	$2,786,727
Loans, gross:
Real estate- residential mortgage	500,930	499,915	500,261	489,998	470,741
Real estate- commercial mortgage	530,267	537,440	539,618	541,364	535,178
Real estate- construction & land development	153,816	152,615	144,615	123,774	111,671
Commercial and industrial	219,782	210,425	205,832	197,493	181,204
Consumer loans	243,552	243,456	238,073	232,508	242,464
Loans total	1,648,347	1,643,851	1,628,399	1,585,137	1,541,258
Securities (taxable)	661,947	644,336	660,937	695,016	765,255
Securities (non-taxable)	168,968	164,144	156,328	149,125	140,987
Total earning assets	2,494,913	2,467,655	2,458,422	2,441,036	2,461,371
Non earning assets	318,535	312,705	325,218	338,744	325,356
Non-interest bearing checking	370,843	357,246	360,705	348,698	341,016
Interest bearing NOW accounts	169,187	143,396	152,926	160,187	153,105
Total transaction accounts	540,030	500,642	513,631	508,885	494,121
Savings (including mortgage escrow funds)	342,412	348,670	380,749	383,955	368,171
Money market deposits	267,310	259,931	266,714	256,541	250,347
Certificates of deposit	561,935	581,204	585,115	589,733	600,956
Total deposits	1,711,687	1,690,447	1,746,209	1,739,114	1,713,595
Total interest bearing deposits	1,340,844	1,333,201	1,385,504	1,390,416	1,372,579
Borrowings	675,150	665,380	612,274	593,467	637,472
Equity	405,326	403,146	401,617	409,528	411,611
Other comprehensive income / (loss) (SFAS 115), reflected in stockholders’ equity	5,638	1,477	(3,917)	(4,696)	(5,583)

Selected Operating Data:

Condensed Tax Equivalent Income Statement
Interest and dividend income	$37,365	38,845	$39,035	$37,986	$37,265
Tax equivalent adjustment*	918	880	832	807	756
Interest expense	14,124	16,471	16,792	15,655	16,797

Net interest income (tax equivalent)	24,159	23,254	23,075	23,138	21,224
Provision for loan losses	3,000	700	600	400	400

Net interest income after provision for loan losses	21,159	22,554	22,475	22,738	20,824
Non-interest income	5,753	4,959	4,918	4,988	4,905
Non-interest expense	18,924	18,122	19,045	19,050	18,571

Income before income tax expense	7,988	9,391	8,348	8,676	7,158
Income tax expense (tax equivalent)	2,905	3,497	3,200	3,240	2,726

Net income	$5,083	5,894	$5,148	$5,436	$4,432

(1)	Does not reflect allowance for loan losses of $21,413, $20,325, $20,389, $20,699 and $20,435.
*	Tax exempt income assumed at a 35% federal rate.

Provident New York Bancorp Press Release cont.	8

	Three Months Ended
	03/31/08	12/31/07	09/30/07	06/30/07	03/31/07
Performance Ratios (annualized)
Return on Average Assets	0.73%	0.84%	0.73%	0.78%	0.64%
Return on Average Equity	5.04%	5.80%	5.09%	5.32%	4.37%
Non-Interest Income to Average Assets	0.82%	0.71%	0.70%	0.72%	0.71%
Non-Interest Expense to Average Assets	2.71%	2.59%	2.71%	2.75%	2.70%
Operating Efficiency	65.3%	66.3%	70.1%	69.7%	73.2%

Analysis of Net Interest Income
Yield on:
Loans	6.63%	7.00%	7.18%	7.15%	7.11%
Investment Securities- Tax Equivalent	5.19%	5.12%	4.94%	4.87%	4.80%
Earning Assets- Tax Equivalent	6.17%	6.39%	6.43%	6.37%	6.26%
Cost of:
Interest Bearing Deposits	2.34%	2.66%	2.70%	2.60%	2.61%
Borrowings	3.78%	4.50%	4.76%	4.50%	5.07%
Interest Bearing Liabilities	2.82%	3.27%	3.33%	3.16%	3.39%
Net Interest Tax Equivalent:
Net Interest Rate Spread- Tax Equivalent Basis	3.35%	3.12%	3.10%	3.21%	2.88%
Net Interest Margin- Tax Equivalent Basis	3.89%	3.74%	3.72%	3.80%	3.50%

Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.14%	8.22%	8.07%	8.16%	8.55%
Tier 1 Risk-Based Capital- Bank Only	215,420	215,920	212,497	212,906	224,694
Total Risk-Based Capital- Bank Only	236,833	236,245	232,886	233,605	245,129
Tangible Capital Consolidated	237,316	231,186	233,662	230,175	240,269
Tangible Capital as a % of Tangible
Assets Consolidated	8.95%	8.80%	8.88%	8.75%	9.14%
Shares Outstanding	40,086,491	40,125,457	41,230,618	41,666,538	42,376,905
Shares Repurchased Per Stock
Repurchase Program	147,514	1,116,800	460,490	757,500	354,400
Basic weighted common shares outstanding	38,847,528	39,469,995	40,101,720	40,722,093	41,144,852
Diluted common shares outstanding	39,225,319	39,805,026	40,543,035	41,223,958	41,672,245
Per Common Share:
Basic Earnings	$0.13	0.15	$0.13	$0.13	$0.11
Diluted Earnings	0.13	0.15	0.13	0.13	0.11
Dividends Paid	0.06	0.06	0.05	0.05	0.05
Book Value	10.18	10.02	9.82	9.66	9.74
Tangible Book Value	5.92	5.76	5.67	5.52	5.67

Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	9,014	6,053	3,509	3,956	4,840
Non-performing loans (NPLs): still accruing	4,536	3,317	3,749	3,716	3,484
Non-performing assets (NPAs)	13,688	9,507	7,397	8,377	8,411
Net Charge-offs	1,912	764	910	136	401
Net Charge-offs as % of average loans (annualized)	0.46%	0.19%	0.22%	0.03%	0.10%
NPLs as % of total loans	0.82%	0.57%	0.44%	0.48%	0.53%
NPAs as % of total assets	0.48%	0.34%	0.26%	0.30%	0.30%
Allowance for loan losses as % of NPLs	158%	217%	281%	270%	245%
Allowance for loan losses as % of total loans	1.29%	1.23%	1.26%	1.28%	1.31%